Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mirum Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2020 Inducement Plan Common Stock, $0.0001 par value per share	Other(2)	1,500,000(3)	$27.25	$40,875,000	0.00014760	$6,033.15

Total Offering Amounts					$40,875,000		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$6,033.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock (“Common Stock”) of Mirum Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on October 27, 2023, rounded to the nearest cent.

(3)

Represents shares of the Registrant’s Common Stock that were added to the 2020 Inducement Plan pursuant to share reserve increases approved by the Compensation Committee of the Registrant’s Board of Directors.